Exhibit 99.3
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com
CRANE CO. Announces CEO Succession Plan

STAMFORD, CONNECTICUT – April 22, 2013 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced that Eric C. Fast, Chief Executive Officer, will retire from Crane Co. in January 2014. Mr. Fast joined Crane in 1999 as President and Chief Operating Officer and was promoted to Chief Executive Officer in January 2001. He will be succeeded by Max H. Mitchell, currently President and Chief Operating Officer. Mr. Mitchell, 49, joined Crane in 2004 as Vice President of Operational Excellence, was promoted to President of Fluid Handling in 2005, became Executive Vice President and Chief Operating Officer in May 2011, and was appointed President of Crane Co. in January 2013.
Eric C. Fast, Chief Executive Officer said, “It has been a privilege to lead Crane for the past twelve years, and I am extremely proud of all that we have accomplished. In 2012 we posted record earnings per share and free cash flow. In 2013, we expect to complete the acquisition of MEI, which will create a third growth platform for the Company, and we anticipate a third consecutive year of record earnings performance. Importantly, our stock price reached an all-time high in the first quarter of 2013. I want to thank our employees for their hard work, our shareholders for their support, and our Board of Directors for their guidance and counsel. Max Mitchell has played a key role in many of our accomplishments, and I am pleased he was chosen by the Board to succeed me. I am confident that he will lead Crane to continued profitable growth and strategic success.”
Mr. Fast will remain a member of the Board of Directors until January 2014, and Mr. Mitchell will replace him on the Board at that time.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has four business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, and Fluid Handling. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

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